Exhibit 99.1

Bogota Financial Corp. Reports Results for the
Three and Twelve Months Ended December 31, 2024

NEWS PROVIDED BY Bogota Financial Corp.

Teaneck, New Jersey, February 14, 2025 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported a net loss for the three months ended December 31, 2024 of $930,000 or $0.07 per basic and diluted share, compared to a net loss of $1.2 million or $0.09 per basic and diluted share for the comparable prior year period. The Company reported a net loss for the year ended December 31, 2024 of $2.2 million or $0.17 per basic and diluted share compared to net income of $643,000, or $0.05 per basic and diluted share, for the prior year.

On April 24, 2024, the Company announced it had received regulatory approval to repurchase of up to 237,090 shares of its common stock, which was approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). The program does not have a scheduled expiration date and the Board of Directors may suspend or discontinue the program at any time. As of December 31, 2024, 188,047 shares have been repurchased under this program at a cost of $1.4 million.

Other Financial Highlights:

●
Total assets increased $32.2 million, or 3.4%, to $971.5 million at December 31, 2024 from $939.3 million at December 31, 2023, largely due to an increase in cash and cash equivalents and other assets, offset by a decrease in net loans and premises and equipment.

●
Cash and cash equivalents increased $27.3 million, or 109.5%, to $52.2 million at December 31, 2024 from $24.9 million at December 31, 2023, as increases in deposits and borrowings and loan and security maturities outpaced loan growth.

●	Securities decreased $1.2 million, or 0.9%, to $140.3 million at December 31, 2024 from $141.5 million at December 31, 2023.

●
Net loans decreased $3.0 million, or 0.4%, to $711.7 million at December 31, 2024 from $714.7 million at December 31, 2023 due to decreases in residential and construction loans, offset by an increase in commercial real estate loans.

●
Total deposits at December 31, 2024 were $642.2 million, increasing $16.9 million, or 2.7%, as compared to $625.3 million at December 31, 2023, primarily due to a $14.7 million increase in interest-bearing deposits and by a $2.1 million increase in non-interest bearing checking accounts. The average rate paid on deposits increased 31 basis points to 3.73% for 2024 from 3.42% for 2023 due to higher interest rates and an increase in NOW accounts, which increased $14.1 million, or 34.0%, to $55.4 million at December 31, 2024 from $41.3 million at December 31, 2023. The yield on such accounts also increased 63 basis points to 2.53% for 2024 from 1.90% for 2023.

●	Federal Home Loan Bank advances increased $4.5 million, or 2.7% to $172.2 million at December 31, 2024 from $167.7 million as of December 31, 2023.

The Bank completed a balance sheet restructuring consisting of two key transactions in the fourth quarter of 2024. The Bank entered into a sale-leaseback transaction whereby the Bank sold three of its branch offices resulting in a $9.0 million pre-tax gain. Subsequently, the Bank realized a pre-tax loss of $8.9 million on the sale of approximately $66.0 million in amortized cost ($57.1 million in market value) of securities with a weighted average life of approximately 5.5 years and a weighted average yield of 1.89%.  The Bank reinvested $32.7 million of these proceeds into securities with a weighted average life of approximately 29.6 years and a weighted average yield of 5.60%. As of December 31, 2024 all securities were classified as available for sale and marked to market.

Kevin Pace, President and Chief Executive Officer, said “We were able to accomplish a key piece of our strategic plan this quarter.  The sale-leaseback transaction gave us the ability to dispose of underperforming legacy investments without deteriorating regulatory capital.  We were able to utilize this strategy to strengthen our balance sheet and improve future earnings.  Reinvesting those funds in securities and loans at current market rates, as well as paying down higher cost borrowings, will provide both short- and long-term benefits.

“Uncertainty around rates continues to be a necessary consideration when planning for growth.  The repositioning will help with this process while improving our net interest margin. We were able to achieve modest asset and deposit growth for the year while remaining focused on prudent lending practices.  The high cost of funds, in particular in our competitive market, continued to pressure earnings.  As we continue with our current stock buyback program, we remain committed to adding shareholder value.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended December 31, 2024 and December 31, 2023

Net income increased by $248,000, or 21.0%, to a net loss of $930,000 for the three months ended December 31, 2024 from a net loss of $1.2 million for the three months ended December 31, 2023.  This increase was primarily due to an increase of $1.0 million in interest income, a $1.3 million decrease in non-interest expense and a decrease of $998,000 in income tax expense, offset by a $1.5 million increase in interest expense.

Interest income increased $1.0 million, or 10.7%, from $9.6 million for the three months ended December 31, 2023 to $10.6 million for the three months ended December 31, 2024 due to higher yields on interest-earning assets and higher average balances.

Interest income on cash and cash equivalents increased $46,000, or 31.7%, to $191,000 for the three months ended December 31, 2024 from $145,000 for the three months ended December 31, 2023 due to a $4.1 million increase in the average balance to $13.5 million for the three months ended December 31, 2024 from $9.4 million for the three months ended December 31, 2023, reflecting the increase of liquidity due to lower loan originations. Due to rate cuts enacted in the third and fourth quarter of the year, the yield on cash and cash equivalents decreased 47 basis points from 6.08% for the three months ended December 31, 2023 to 5.61% for the three months ended December 31, 2024.

Interest income on loans increased $299,000, or 3.6%, to $8.5 million for the three months ended December 31, 2024 compared to $8.2 million for the three months ended December 31, 2023 due primarily to 16 basis point increase in the average yield from 4.57% for the three months ended December 31, 2023 to 4.73% for the three months ended December 31, 2024 and by a $3.0 million increase in the average balance to $717.4 million for the three months ended December 31, 2024 from $714.4 million for the three months ended December 31, 2023.

Interest income on securities increased $612,000, or 58.8%, to $1.7 million for the three months ended December 31, 2024 from $1.0 million for the three months ended December 31, 2023  primarily due to a $42.1 million increase in the average balance to $175.3 million for the three months ended December 31, 2024 from $133.2 million for the three months ended December 31, 2023 and due to a 65 basis point increase in the average yield from 3.12% for the three months ended December 31, 2023 to 3.77% for the three months ended December 31, 2024.

Interest expense increased $1.5 million, or 22.1%, from $6.6 million for the three months ended December 31, 2023 to $8.1 million for the three months ended December 31, 2024 due to higher costs on interest-bearing liabilities and by a $58.9 million increase in the average balance of interest-bearing liabilities from $747.0 million for the three months ended December 31, 2023 to $805.9 million for the three months ended December 31, 2024. During the three months ended December 31, 2024, the use of the cash flow hedges reduced the interest expense by $280,000.

Interest expense on interest-bearing deposits increased $954,000, or 18.2%, to $6.2 million for the three months ended December 31, 2024 from $5.2 million for the three months ended December 31, 2023. The increase was due to a 61 basis point increase in the average cost of deposits to 4.02% for the three months ended December 31, 2024 from 3.41% for the three months ended December 31, 2023. The increase in the average cost of deposits was due to the higher interest rate environment.  The average balances of certificates of deposit increased $4.7 million to $501.8 million for the three months ended December 31, 2024 from $497.1 million for the three months ended December 31, 2023 while NOW and money market accounts and savings accounts decreased $148,000 and $430,000 for the three months ended December 31, 2024, respectively, compared to the three months ended December 31, 2023.

Interest expense on Federal Home Loan Bank borrowings increased $513,000, or 37.1%, from $1.4 million for the three months ended December 31, 2023 to $1.9 million for the three months ended December 31, 2024. The increase was due to an increase in the average balance of borrowings of $54.8 million to $192.2 million for the three months ended December 31, 2024 from $137.4 million for the three months ended December 31, 2023, which was partially offset by a decrease in the average cost of 7 basis points to 3.92% for the three months ended December 31, 2024 from 3.99% for the three months ended December 31, 2023 as new borrowings in the second half of the year were at slightly lower rates. At December 31, 2024, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value.

Net interest income decreased $439,000, or 14.9%, to $2.5 million for the three months ended December 31, 2024 from $2.9 million for the three months ended December 31, 2023.  The decrease reflected a 27 basis point decrease in our net interest rate spread to 0.61% for the three months ended December 31, 2024 from 0.88% for the three months ended December 31, 2023. Our net interest margin decreased 26 basis points to 1.09% for the three months ended December 31, 2024 from 1.35% for the three months ended December 31, 2023.

We recorded a $218,000 recovery for credit losses for the three months ended December 31, 2024 compared to a no provision for credit losses for the three-month period ended December 31, 2023. The recovery in the fourth quarter of 2024 reflects the decrease in the loan and securities portfolio.

Non-interest income increased by $136,000, or 48.2%, to $419,000 for the three months ended December 31, 2024 from $283,000 for the three months ended December 31, 2023.  Bank-owned life insurance income increased $16,000, or 7.7%, due to higher balances during 2024. Gain on sale of assets was $74,000 as proceeds from the sale-leaseback transaction exceeded the loss on securities.

For the three months ended December 31, 2024, non-interest expense decreased $1.3 million, or 26.9%, over the comparable December 31, 2023 period. Salaries and employee benefits decreased $776,000, or 25.2%, due to lower headcount. Professional fees decreased $141,000, or 56.9% due to lower legal costs in 2024. FDIC insurance premiums increased $12,000, or 12.1%, due to a higher assessment rate in 2024. Data processing expense increased $23,000, or 9.3%, due to higher processing costs. Director fees increased $14,000, or 9.9%, due to higher pension expense. The decrease in advertising expense of $35,000, or 36.4%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Other expense decreased $456,000, or 68.2%, as 2023 expenses were elevated due to a pending fraud claim that was under review with the insurance company.

Income tax expense increased $998,000, or 182.1%, to an expense of $450,000 for the three months ended December 31, 2024 from a benefit of $548,000 for the three months ended December 31, 2023. The increase was due to tax reserves on uncertain deferred tax assets.

Comparison of Operating Results for the Twelve Months Ended December 31, 2024 and December 31, 2023

Net income decreased by $2.8 million, or 437.8%, to a net loss of $2.2 million for the twelve months ended December 31, 2024 from net income of $643,000 for the twelve months ended December 31, 2023. This decrease was primarily due to a decrease of $4.4 million in net interest income, offset by a decrease of $1.2 million in non-interest expense and by an increase of $209,000 in non-interest income and $209,000 in income tax benefit.

Interest income increased $4.4 million, or 12.0%, from $37.3 million for the twelve months ended December 31, 2023 to $41.7 million for the twelve months ended December 31, 2024 due to increases in the average balances of and higher yields on interest-earning assets.

Interest income on cash and cash equivalents increased $38,000, or 6.7%, to $606,000 for the twelve months ended December 31, 2024 from $568,000 for the twelve months ended December 31, 2023 due to a 71 basis point increase in the average yield from 5.23% for the twelve months ended December 31, 2023 to 5.94% for the twelve months ended December 31, 2024 due to the higher interest rate environment for most of 2024. This was offset by a $671,000 decrease in the average balance to $10.2 million for the twelve months ended December 31, 2024 from $10.9 million for the twelve months ended December 31, 2023, reflecting the use of excess liquidity primarily to fund securities purchases.

Interest income on loans increased $1.4 million, or 4.3%, to $33.4 million for the twelve months ended December 31, 2024 compared to $32.0 million for the twelve months ended December 31, 2023 due primarily to a 20 basis point increase in the average yield from 4.49% for the twelve months ended December 31, 2023 to 4.69% for the twelve months ended December 31, 2024. The increase was offset by a $661,000 decrease in the average balance to $713.1 million for the twelve months ended December 31, 2024 from $713.8 million for the twelve months ended December 31, 2023.

Interest income on securities increased $2.7 million, or 66.7%, to $6.9 million for the twelve months ended December 31, 2024 from $4.2 million for the twelve months ended December 31, 2023 due to a 101 basis point increase in the average yield from 2.87% for the twelve months ended December 31, 2023 to 3.88% for the twelve months ended December 31, 2024 and by a $33.8 million increase in the average balance of securities to $178.7 million for the twelve months ended December 31, 2024 from $144.9 million for the twelve months ended December 31, 2023.

Interest expense increased $8.9 million, or 39.9%, from $22.3 million for the twelve months ended December 31, 2023 to $31.2 million for the twelve months ended December 31, 2024 due to increases in the average balance of and higher costs on interest-bearing liabilities. During the twelve months ended December 31, 2024, the use of the cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances by $1.5 million.

Interest expense on interest-bearing deposits increased $6.6 million, or 36.4%, to $24.6 million for the twelve months ended December 31, 2024 from $18.0 million for the twelve months ended December 31, 2023. The increase was due to a 112 basis point increase in the average cost of interest-bearing deposits to 3.97% for the twelve months ended December 31, 2024 from 2.85% for the twelve months ended December 31, 2023, offset by a $12.3 million decrease in the average balance of interest-bearing deposits. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $10.2 million to $508.3 million for the twelve months ended December 31, 2024 from $498.1 million for the twelve months ended December 31, 2023 while NOW and money market accounts and savings accounts decreased $18.1 million and $4.4 million for the twelve months ended December 31, 2024, respectively, compared to the twelve months ended December 31, 2023.

Interest expense on Federal Home Loan Bank borrowings increased $2.3 million, or 54.4%, from $4.3 million for the twelve months ended December 31, 2023 to $6.6 million for the twelve months ended December 31, 2024. The increase was due to an increase in the average balance of borrowings of $59.2 million to $176.0 million for the twelve months ended December 31, 2024 from $116.8 million for the twelve months ended December 31, 2023.  The increase was due to an increase in the average cost of 9 basis points to 3.76% for the twelve months ended December 31, 2024 from 3.67% for the twelve months ended December 31, 2023 due to the new borrowings at higher rates. At December 31, 2024, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value.

Net interest income decreased $4.4 million, or 29.5%, to $10.6 million for the twelve months ended December 31, 2024 from $15.0 million for the twelve months ended December 31, 2023.  The decrease reflected a 62 basis point decrease in our net interest rate spread to 0.66% for the twelve months ended December 31, 2024 from 1.28% for the twelve months ended December 31, 2023. Our net interest margin decreased 55 basis points to 1.16% for the twelve months ended December 31, 2024 from 1.71% for the twelve months ended December 31, 2023.

We recorded a $148,000 recovery of credit losses for the twelve months ended December 31, 2024 compared to a $125,000 recovery for credit losses for the twelve-month period ended December 31, 2023 which reflected a decrease in the loan and securities portfolios, as well as no charge-offs during the years. This recovery was inclusive of the effect due to the transfer of certain securities from the held to maturity portfolio to the available for sale portfolio, which resulted in a $108,000 recovery for credit losses.

Non-interest income increased by $209,000, or 18.4%. Gain on sale of assets increased $74,000 while fee and service charged income increased $22,000 or 10.6%, and income related to bank owned life insurance increased $90,000, or 11.5%, due to higher balances during 2024.

For the twelve months ended December 31, 2024, non-interest expense decreased $1.2 million, or 7.4%, compared to the twelve months ended December 31, 2023. Salaries and employee benefits decreased $1.1 million, or 10.9%, as 2023 amounts included an accrual of a severance contract for the retirement of the previous President and a higher employee count when compared to 2024. Professional fees increased $129,000 or 19.5%, due to higher legal expense.  Data processing increased $234,000, or 24.1%, due to higher processing costs. Other expense decreased $369,000, or 27.8%, as 2023 amounts included charges for a pending fraud claim that is under review with the insurance company.

Income tax benefit increased $209,000, or 129.1%, to a benefit of $372,000 for the twelve months ended December 31, 2024 from a benefit of $162,000 for the twelve months ended December 31, 2023. The increase in benefit was due to $3.0 million, or 629.2%, of lower taxable income. The effective tax rate for the twelve months ended December 31, 2024 and December 31, 2023 was (14.62%) and (33.76%), respectively. The benefit would have been higher but there were valuation reserves on certain deferred tax assets as of December 31, 2024.

  Balance Sheet Analysis

Total assets were $971.5 million at December 31, 2024, representing an increase of $32.2 million, or 3.4%, from December 31, 2023.  Cash and cash equivalents increased $27.3 million during the period primarily due to loan payments received and growth in deposits and borrowings. Net loans decreased $3.0 million, or 0.4%, due to $63.8 million in repayments, partially offset by new production of $61.2 million. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods.  Securities held to maturity were reclassified to securities available for sale which decreased an aggregate $1.2 million or 0.9%, due to the repayments of mortgage-backed securities and maturities of corporate bonds. Right of use assets increased $10.8 million due to new right-of-use lease assets recognized as part of the sale-leaseback transaction.

Delinquent loans increased $1.7 million to $14.3 million, or 2.01% of total loans, at December 31, 2024. The increase was mostly due to one commercial real estate loan with a balance of $755,000 and two residential mortgages totaling $653,000, all of which are classified as nonaccrual. During the same timeframe, non-performing assets increased to $14.0 million and were 1.44% of total assets at December 31, 2024. The Company’s allowance for credit losses was 0.37% of total loans and 18.77% of non-performing loans at December 31, 2024 compared to 0.39% of total loans and 21.81% of non-performing loans at December 31, 2023.  At that date, $10.9 million, or 76.0%, of the total non-performing loans consisted of one construction loan with a loan -to-value of 45%, which required no specific reserve. The Bank does not have any exposure to commercial real estate loans secured by office space.

Total liabilities increased $32.0 million, or 4.0%, to $834.2 million mainly due to a $16.8 million increase in deposits and by a $4.5 million increase in borrowings.  Lease liabilities also increased $10.8 million due to new lease liabilities recognized as part of the sale-leaseback transaction. Total deposits increased $16.9 million, or 2.7%, to $642.2 million at December 31, 2024 from $625.3 million at December 31, 2023. The increase in deposits reflected increases in NOW, money market and savings accounts, which increased by $14.7 million from $101.5 million at December 31, 2023 to $116.2 million at December 31, 2024 and by an increase in non-interest bearing accounts, which increased by $2.1 million to $32.7 million from $30.6 million at December 31, 2023.  At December 31, 2024, brokered deposits were $101.6 million or 15.8% of deposits and municipal deposits were $30.7 million or 4.8% of deposits.  At December 31, 2024, uninsured deposits represented 6.9% of the Bank’s total deposits. Federal Home Loan Bank advances increased $4.5 million, or 2.7%. Total borrowing capacity at the Federal Home Loan Bank is $280.4 million, of which $172.2 million is advanced.

Total stockholders’ equity increased $116,000 to $137.3 million, which was largely unchanged from last year. The increase was due to a reduction in the accumulated other comprehensive loss on the securities portfolio of $2.9 million, offset by a net loss of $2.2 million and the repurchase of 221,130 shares of stock at a total cost of $1.7 million. At December 31, 2024, the Company’s ratio of average stockholders’ equity-to-average total assets was 14.10%, compared to 14.89% at December 31, 2023.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany, Teaneck and Upper Saddle River, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio; changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$18,020,527	$13,567,115
Interest-bearing deposits in other banks	34,211,681	11,362,356
Cash and cash equivalents	52,232,208	24,929,471

Securities available for sale	140,307,447	68,888,179
Securities held to maturity (fair value of $70,699,651 at December 31, 2023)	-	72,656,179
Loans, net of allowance $2,620,949 and $2,785,949, respectively	711,716,236	714,688,635
Premises and equipment, net	4,727,302	7,687,387
Federal Home Loan Bank (“FHLB”) stock	8,803,000	8,616,100
Accrued interest receivable	4,232,563	3,932,785
Core deposit intangibles	152,893	206,116
Bank owned life insurance	31,859,604	30,987,851
Right of use asset	10,776,596	-
Other assets	6,682,035	6,731,500
Total assets	$971,489,884	$939,324,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$32,681,963	$30,554,842
Interest bearing	609,506,079	594,792,300
	642,188,042	625,347,142

FHLB advances-short term	29,500,000	37,500,000
FHLB advances-long term	142,673,182	130,189,663
Advance payments by borrowers for taxes and insurance	2,809,205	2,733,709
Lease liability	10,780,363	-
Other liabilities	6,249,932	6,380,486
Total liabilities	834,200,724	802,151,000

Stockholders' Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at December 31, 2024, and 2023	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,059,175 issued and outstanding at December 31, 2024 and 13,279,230 at December 31, 2023	130,591	132,792
Additional Paid-In capital	55,269,962	56,149,915
Retained earnings	90,006,649	92,177,068
Unearned ESOP shares (382,933 shares at December 31, 2024 and 409,750 shares at December 31, 2023)	(4,520,594)	(4,821,798)
Accumulated other comprehensive loss	(3,597,448)	(6,464,774)
Total stockholders' equity	137,289,160	137,173,203
Total liabilities and stockholders' equity	$971,489,884	$939,324,203

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Interest income
Loans	$8,522,844	$8,224,488	$33,411,221	$32,046,033
Securities
Taxable	1,641,126	1,027,755	6,888,462	4,070,144
Tax-exempt	11,483	13,135	50,892	91,428
Other interest-earning assets	418,634	300,656	1,399,170	1,072,240
Total interest income	10,594,087	9,566,034	41,749,745	37,279,845
Interest expense
Deposits	6,200,367	5,245,865	24,584,690	18,023,772
FHLB advances	1,894,789	1,382,244	6,613,845	4,282,603
Total interest expense	8,095,156	6,628,109	31,198,535	22,306,375
Net interest income	2,498,931	2,937,925	10,551,210	14,973,470
Provision (credit) for credit losses	(218,000)	—	(148,000)	(125,000)
Net interest income after provision (credit) for credit losses	2,716,931	2,937,925	10,699,210	15,098,470
Non-interest income
Fees and service charges	64,285	47,382	228,685	206,763
Gain on sale of loans	20,232	—	31,942	29,375
Gain on sale of properties	9,005,245	—	9,005,245	—
Loss on sale of securities	(8,930,843)	—	(8,930,843)	—
Bank-owned life insurance	223,616	207,453	871,753	781,526
Other	36,202	27,711	141,622	121,371
Total non-interest income	418,737	282,546	1,348,404	1,139,035
Non-interest expense
Salaries and employee benefits	2,345,404	3,082,176	8,750,350	9,820,128
Occupancy and equipment	348,778	359,937	1,467,517	1,474,107
FDIC insurance assessment	110,464	98,525	424,090	418,215
Data processing	274,889	251,485	1,203,181	969,398
Advertising	60,840	95,681	371,790	465,064
Director fees	155,699	141,639	622,799	619,650
Professional fees	107,129	248,526	789,646	661,045
Other	212,632	668,220	960,230	1,329,520
Total non-interest expense	3,615,835	4,946,189	14,589,603	15,757,127
(Loss) income before income taxes	(480,167)	(1,725,718)	(2,541,989)	480,378
Income tax (benefit) expense	449,834	(547,958)	(371,569)	(162,157)
Net (loss) income	$(930,001)	$(1,177,760)	$(2,170,420)	$642,535
Earnings (loss) per Share - basic	$(0.07)	$(0.09)	$(0.17)	$0.05
Earnings (loss) per Share - diluted	$(0.07)	$(0.09)	$(0.17)	$0.05
Weighted average shares outstanding - basic	12,686,765	12,767,410	12,767,628	12,891,847
Weighted average shares outstanding - diluted	12,686,765	12,767,410	12,767,628	12,891,847

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Performance Ratios (1):
(Loss) return on average assets (2)	(0.09)%	(0.51)%	(0.22)%	0.07%
(Loss) return on average equity (3)	(0.68)%	(3.43)%	(1.59)%	0.46%
Interest rate spread (4)	0.61%	0.88%	0.66%	1.28%
Net interest margin (5)	1.09%	1.35%	1.16%	1.71%
Efficiency ratio (6)	123.93%	153.59%	122.61%	97.04%
Average interest-earning assets to average interest-bearing liabilities	113.67%	115.71%	114.48%	116.95%
Net loans to deposits	110.83%	114.29%	110.83%	114.29%
Equity to assets (7)	13.99%	14.94%	14.10%	14.89%
Capital Ratios:
Tier 1 capital to average assets			13.34%	15.24%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.37%	0.39%
Allowance for credit losses as a percent of non-performing loans			18.77%	21.81%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			1.95%	1.79%
Non-performing assets as a percent of total assets			1.44%	1.36%

(1)	Certain performance ratios for the three-month periods are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at December 31, 2024 and December 31, 2023:

	December 31,	December 31,
	2024	2023
Real estate:	(unaudited)
Residential First Mortgage	$472,747,542	$486,052,422
Commercial Real Estate	118,008,866	99,830,514
Multi-Family Real Estate	74,152,418	75,612,566
Construction	43,183,657	49,302,040
Commercial and Industrial	6,163,747	6,658,370
Consumer	80,955	18,672
Total loans	714,337,185	717,474,584
Allowance for credit losses	(2,620,949)	(2,785,949)
Net loans	$711,716,236	$714,688,635

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated (unaudited).

	At December 31,
	2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest bearing demand accounts	$32,681,963	5.09%	—%	$30,554,842	4.89%	—%
NOW accounts	55,048,614	8.62	2.53	41,320,723	6.61	1.90
Money market accounts	24,578,021	2.18	0.58	14,641,846	2.34	0.30
Savings accounts	47,001,817	7.3	1.90	45,554,964	7.28	1.76
Certificates of deposit	482,877,627	76.81	4.37	493,274,767	78.88	4.00
Total	$642,188,042	100.00%	3.73%	$625,347,142	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2024			2023
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost (3)	Balance	Dividends	Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$13,547	$191	5.61%	$9,433	$145	6.08%
Loans	717,433	8,523	4.73%	714,380	8,224	4.57%
Securities	175,308	1,653	3.77%	133,241	1,041	3.12%
Other interest-earning assets	9,711	227	9.37%	7,216	156	8.70%
Total interest-earning assets	915,999	10,594	4.61%	864,270	9,566	4.40%
Non-interest-earning assets	63,511			56,543
Total assets	$979,510			$920,813
Liabilities and equity:
NOW and money market accounts	$67,362	$366	2.16%	$67,510	$310	1.82%
Savings accounts	44,425	213	1.91%	44,855	205	1.81%
Certificates of deposit	501,875	5,621	4.46%	497,147	4,731	3.78%
Total interest-bearing deposits	613,662	6,200	4.02%	609,512	5,246	3.41%
Federal Home Loan Bank advances (1)	192,196	1,895	3.92%	137,445	1,382	3.99%
Total interest-bearing liabilities	805,858	8,095	4.00%	746,957	6,628	3.52%
Non-interest-bearing deposits	32,734			34,835
Other non-interest-bearing liabilities	3,837			1,454
Total liabilities	842,429			783,246
Total equity	137,081			137,567
Total liabilities and equity	$979,510			$920,813
Net interest income		$2,499			$2,938
Interest rate spread (2)			0.61%			0.88%
Net interest margin (3)			1.09%			1.35%
Average interest-earning assets to average interest-bearing liabilities	113.67%			115.71%

1.
Cash flow hedges are used to manage interest rate risk. During the three months ended December 31, 2024, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $280,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Twelve Months Ended December 31,
	2024			2023
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost (3)	Balance	Dividends	Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$10,197	$606	5.94%	$10,868	$568	5.23%
Loans	713,138	33,412	4.69%	713,799	32,046	4.49%
Securities	178,684	6,939	3.88%	144,880	4,162	2.87%
Other interest-earning assets	9,106	793	8.71%	6,389	504	7.89%
Total interest-earning assets	911,125	41,750	4.58%	875,936	37,280	4.26%
Non-interest-earning assets	59,511			54,925
Total assets	$970,636			$930,861
Liabilities and equity:
NOW and money market accounts	$67,561	$1,359	2.01%	$85,663	$1,399	1.63%
Savings accounts	43,975	821	1.87%	48,351	580	1.20%
Certificates of deposit	508,327	22,405	4.41%	498,129	16,045	3.22%
Total interest-bearing deposits	619,863	24,585	3.97%	632,143	18,024	2.85%
Federal Home Loan Bank advances (1)	175,997	6,614	3.76%	116,816	4,283	3.67%
Total interest-bearing liabilities	795,860	31,199	3.92%	748,959	22,307	2.98%
Non-interest-bearing deposits	31,572			38,636
Other non-interest-bearing liabilities	6,303			4,627
Total liabilities	833,735			792,222
Total equity	136,901			138,639
Total liabilities and equity	$970,636			$930,861
Net interest income		$10,551			$14,973
Interest rate spread (2)			0.66%			1.28%
Net interest margin (3)			1.16%			1.71%
Average interest-earning assets to average interest-bearing liabilities	114.48%			116.95%

1.
Cash flow hedges are used to manage interest rate risk. During the twelve months ended December 31, 2024, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $1.5 million.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024 Compared to Three Months			2024 Compared to Twelve Months
	Ended December 31, 2023			Ended December 31, 2023
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$114	$(68)	$46	$(37)	$75	$38
Loans receivable	33	266	299	(30)	1,396	1,366
Securities	369	243	612	1,108	1,669	2,777
Other interest earning assets	58	13	71	232	57	289
Total interest-earning assets	574	454	1,028	1,273	3,197	4,470
Interest expense:
NOW and money market accounts	(5)	$61	$56	(328)	288	(40)
Savings accounts	(12)	20	8	(57)	298	241
Certificates of deposit	45	845	890	335	6,025	6,360
Federal Home Loan Bank advances	676	(163)	513	2,221	110	2,331
Total interest-bearing liabilities	704	763	1,467	2,171	6,721	8,892
Net decrease in net interest income	$(130)	$(309)	$(439)	$(898)	$(3,524)	$(4,422)

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110